EMPLOYMENT SEPARATION AGREEMENT, WAIVER AND RELEASE

     THIS EMPLOYMENT SEPARATION AGREEMENT, WAIVER AND RELEASE ("Agreement") is made and entered into as of this 9th day of October, 2002, by and between KINDERCARE LEARNING CENTERS, INC. ("KinderCare") and Robert Abeles ("Employee"). For purposes of this Agreement, KinderCare includes: KinderCare Learning Centers, Inc., its present and former officers, directors, employees, agents and shareholders, and any related or successor corporations, franchises or businesses.

     KinderCare and Employee desire to end their employment relationship and fully and finally settle all existing or potential claims and disputes between them, whether known or unknown, pursuant to this Agreement.

     1. Separation Date. Employee resigns all positions with KinderCare and its subsidiaries effective October 31, 2002 ("Separation Date").

     2. Obligations of KinderCare. In consideration of Employee's agreements set forth below, KinderCare shall provide to Employee the following:

          A. Commencing on November 1, 2002 and continuing on the first day of each month thereafter for a period not to exceed 14 months in total, KinderCare will make monthly severance payments to Employee of $23,078.17, less applicable withholding. If Employee obtains employment with a successor employer prior to expiration of such 14-month period, KinderCare's obligation to make severance payments will terminate on the date Employee obtains such employment and no further payments will be due to Employee under this Agreement.

          B. KinderCare will comply with its obligations under the Management Stockholder's Agreement dated as of November 1, 1999 between KinderCare and the Employee (the "Stockholder Agreement. KinderCare's notice to Employee pursuant to the Stockholder Agreement with respect to KinderCare's intention to exercise its rights to repurchase Employee's KinderCare stock and cancel Employee's options to purchase KinderCare stock is attached hereto as Exhibit A.

          C. KinderCare will offer to Employee outplacement services for up to one year following the date of this Agreement to be provided by Drake Beam Morin. Payment for such services shall be made by KinderCare directly to Drake Beam Morin.

          D. KinderCare waives and releases Employee from any and all liabilities, claims, demands, damages, actions, suits, obligations, promises, administrative actions, charges, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever, which could have been or could be asserted by KinderCare against Employee as of the date hereof.

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     3. Obligations of Employee. In consideration of the foregoing agreements by
KinderCare, Employee agrees as follows:

          A. Employee shall resign Employee's employment from KinderCare and all subsidiaries effective as of the Separation Date.

          B. Employee acknowledges that Employee has received Employee's regular salary and accrued vacation through the Separation Date. Employee acknowledges that Employee is not legally entitled to receive any compensation other than as described in this Paragraph 3B. Employee acknowledges that the benefits provided pursuant to Paragraph 2 above are substantial additional consideration that KinderCare has no legal obligation to provide except under the terms of this Agreement.

          C. Employee waives and releases KinderCare from any and all liabilities, claims, demands, damages, actions, suits, obligations, promises, administrative actions, charges, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever, which could have been or could be asserted by Employee against KinderCare, including, but not limited to, all matters relating to or arising out of Employee's employment with KinderCare or separation of employment by KinderCare. This waiver and release covers any causes of action or claims under any state, federal or local law or other authority, including, but not limited to, any claim for additional compensation in any form and any claim arising under any applicable state or federal statutes and regulations pertaining to wages, benefits, conditions of employment or discrimination in employment, and including any claim under Title VII of the Civil Rights Act of 1964; the Employee Retirement Security Act of 1974 (ERISA); the Rehabilitation Act of 1973; the Vocational Rehabilitation Act of 1973; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Civil Rights Act of 1991; Section 1981 of the Civil Rights Act of 1866; the Family and Medical Leave Act; the Americans with Disabilities Act; Executive Orders 11246 and 11478; the National Labor Relations Act; the Fair Labor Standards Act; the Equal Pay Act of 1963; the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the Occupational Health and Safety Act of 1970; the Worker Adjustment and Retraining Notification Act; the Uniformed Services Employment and Reemployment Rights Act; and Davis-Bacon Act; the Walsh-Healey Act; and the Contract Work Hours and Safety Standards Act, in each case as amended and in each case including all regulations thereunder; and including any lawsuits founded in tort (including negligence), contract (oral, written or implied), or any other common law or equitable cause of action. This Agreement shall operate as a full and complete general release of KinderCare by Employee, regardless of the discovery of any different or additional facts. Employee expressly waives any claim or request for attorneys' fees and costs arising out of the claims released herein and acknowledges that any such fees or costs are included in the consideration provided herein and not in addition thereto.

          D. In accordance with the Older Workers Benefit Protection Act (the "Act"), Employee acknowledges that (1) this release is written in language Employee understands; (2) Employee has been advised in writing to consult with an attorney prior to executing this release; (3) Employee is aware of certain rights to which Employee may be entitled under the Act, and is aware that this release specifically releases claims under the Age Discrimination in Employment Act of 1967 ("ADEA"); (4) as consideration for executing this release, Employee has received additional

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benefits and compensation of value to which Employee would not otherwise be entitled; and (5) this release does not release claims under the ADEA that arise after the date of this release. Employee further acknowledges that, in accordance with the Act, KinderCare offered Employee separation payments and other benefits as provided above in connection with the termination of Employee's employment and the offer provided Employee with a period of 21 days from the date of receipt for consideration of the offer. Employee acknowledges that Employee may sign this Agreement on the 21st day or any time before the expiration of 21 days. Employee acknowledges that Employee received the offer on October 9, 2002 and that, in the event Employee has not executed this Agreement by the expiration of the 21-day time period on October 30, 2002, the offer shall expire. Employee further acknowledges that Employee has a period of seven days from the date immediately following the execution of this Agreement in which Employee may revoke this release by written notice. All notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage prepaid with return receipt requested; by private courier, prepaid; by telex, facsimile, or other telecommunication device capable of transmitting or creating a written record; or personally. Unless a party changes in address by giving notice to the other party has provided herein, notices shall be delivered to the parties at the following address:

KinderCare:                KinderCare Learning Centers, Inc.
                           650 NE Holladay St., Suite 1400
                           Portland, OR  97232
                           Attn:  Eva Kripalani, Senior Vice President
                                   and General Counsel
                           Facsimile No. (503) 872-1391

Employee:                  Robert Abeles
                           [home address omitted]

In the event Employee does not exercise Employee's right to revoke this Agreement, this Agreement shall become effective on the date immediately following the seven-day revocation period described above.

          E. Employee represents that Employee has not filed a charge of discrimination against KinderCare with any federal, state or local agency, and acknowledges that KinderCare has reasonably relied on this representation in agreeing to perform those obligations set forth in Paragraph 2 of this Agreement. Employee agrees that Employee will not at any time hereafter commence, prosecute or maintain any legal actions, lawsuits, administrative proceedings or other legal charges, claims or proceedings against KinderCare with respect to any matter arising out of Employee's employment with KinderCare up to and including the date of this Agreement except to the extent necessary to enforce the terms of this Agreement. Employee further agrees that Employee shall not use any actions or statements by KinderCare made up to and including the date of this Agreement as evidence to support any claim asserted by Employee in the future against KinderCare.

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          F. Employee shall refrain from making directly or indirectly to any third party derogatory or negative statements concerning KinderCare or its officers, directors, employees or operations that could reasonably be expected to have a harmful impact on KinderCare or such persons. Employee further agrees not to discuss the manner in which KinderCare conducts its business or its business practices with any local, state, or federal government agency, unless requested to do so by the CEO of KinderCare. A breach by Employee of this provision shall be considered a material breach of this Agreement for which these parties agree that KinderCare would suffer irreparable harm and damage to its reputation.

          G. Employee shall immediately return any and all "Company information" and "Company property" in Employee's possession or control. Employee shall not make or retain any copies, duplicates, reproductions, or excerpts thereof, and shall not request any Company information from any current or former employee of KinderCare. The term "Company information" as used in this Agreement means (1) confidential information received from third parties under confidential conditions and (2) other technical, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the interests of KinderCare, including, but not limited to, business reports and records, customer lists and records, contracts or proposals, files or internal memoranda concerning any of the above. The term "Company property" as used in this Agreement means all property, whether physical or personal, belonging to, supplied by, or purchased by KinderCare, including, but not limited to, all door, desk and file drawer keys and access cards, software, computers, credit cards, portable telephones, and any other physical or personal property which Employee received or used in connection with Employee's employment with KinderCare.

          H. Employee acknowledges that in the course of Employee's employment with KinderCare, Employee has acquired Company information as defined above and that such Company information has been disclosed to Employee in confidence and for KinderCare's use only. Employee shall: (1) keep such Company information confidential at all times following termination of Employee's employment with KinderCare; (2) not disclose or communicate any Company information to any third party; and (3) not make use of any Company information on Employee's own behalf, or on behalf of any third party. In view of the nature of Employee's employment and the nature of Company information which Employee has received during the course of Employee's employment, Employee agrees that any unauthorized disclosure to third parties of Company information or other violation, or threatened violation of this Agreement would cause irreparable harm to KinderCare, and that, therefore, KinderCare shall be entitled to an injunction prohibiting Employee from any such disclosure, attempted disclosure, violation or threatened violation, along with monetary damages or any other relief to which KinderCare may be entitled.

     4. Non-Admission. THIS AGREEMENT IS MADE AND ENTERED INTO FOR THE PURPOSES OF SETTLING AND COMPROMISING DISPUTED CLAIMS AND IS NOT, AND NOTHING CONTAINED HEREIN SHALL BE CONSTRUED AS, AN ADMISSION OF ANY SORT BY KINDERCARE OR EMPLOYEE OF ANY LIABILITY, WRONGDOING OR UNLAWFUL CONDUCT WHATSOEVER. EACH OF KINDERCARE AND EMPLOYEE EXPRESSLY DENIES ANY LIABILITY.

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     5. Binding Agreement. This Agreement is binding upon and shall inure to the benefit of the KinderCare and Employee and their respective heirs, administrators, executors, trustees, legal representatives, corporate parents, corporate subsidiaries, corporate affiliates, successors, predecessors, assigns, directors, officers, agents employees, insurers and transferees.

     6. Severability. Every provision of this Agreement is intended to be severable. In the event a court or agency of competent jurisdiction determines that any term or provision contained in this Agreement is illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other terms and provisions of this Agreement which shall continue to full force and effect.

     7. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties and supersedes and replaces all prior negotiations and proposed agreements, written or oral. Employee represents and acknowledges that in executing this Agreement, Employee does not rely and has not relied upon any representation or statement made by or on behalf of KinderCare, except as expressly set forth in this Agreement. This Agreement was the subject of negotiation between the parties. The parties agree that the rule of construction requiring that this Agreement be construed against the drafter shall not apply to the interpretation of this Agreement.

     8. Governing Law. This Agreement shall be governed by the laws of the State of Oregon.

     9. Arbitration. If a dispute arises regarding the interpretation, application or effect of this Agreement, or if any party alleges a breach of the terms of the Agreement, the dispute, issue or breach shall be submitted to binding arbitration in Portland, Oregon. The binding arbitration shall be governed by the labor arbitration rules of the American Arbitration Association (with no right of appeal) or to such other process as agreed to by KinderCare and Employee. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the American Arbitration Association pursuant to its rules. The decision of the arbitrator shall be final and binding on the parties to the arbitration, and judgment thereon may be entered in any court having jurisdiction. This arbitration procedure is intended to be the exclusive, final and binding method of resolving any claim relating to this Agreement. The prevailing party shall be entitled to recover costs and disbursements incurred in the arbitration, including reasonable attorneys' fees, from the losing party.

     10. Opportunity to Consider; Amendments; Construction. Each party to this Agreement has read this Agreement and understands its contents. The parties acknowledge and agree that they have had adequate time to consider the terms of this Agreement and review it with legal or financial counsel if they so chose, and that they voluntarily enter into this Agreement and agree to be bound by its terms. No amendments, modifications or supplements to this Agreement may be made other than by a writing signed by the parties. This Agreement was the subject of negotiation between the parties.

     IN WITNESS WHEREOF, and intending to be legally bound, KinderCare, by its authorized representative, and Employee execute this Employment Separation Agreement, Waiver and Release,

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consisting of six (6) pages and including 10 enumerated paragraphs, by signing below freely and voluntarily and with full knowledge of the significance of all its provisions.

     EMPLOYEE HAS READ THE FOREGOING CONFIDENTIAL EMPLOYMENT SEPARATION AGREEMENT, WAIVER AND RELEASE AND UNDERSTANDS THE EFFECT THEREOF. EMPLOYEE UNDERSTANDS THAT EMPLOYEE IS RELEASING LEGAL RIGHTS AND VOLUNTARILY ENTERS INTO THIS EMPLOYMENT, SEPARATION AGREEMENT, WAIVER AND RELEASE.


                                  /s/ ROBERT ABELES
                                  -----------------------------------------
                                  Robert Abeles


                                  KINDERCARE LEARNING CENTERS, INC.


                                  By: /s/ DAVID J. JOHNSON
                                      -------------------------------------
                                      Name: David J. Johnson
                                      Title: Chairman and Chief Executive
                                             Officer

                                                                       Exhibit A



                                October ___, 2002



Robert Abeles
[hom address omitted]

Dear Bob:

     This letter will set forth the terms on which KinderCare intends to exercise its option to repurchase the shares of KinderCare Common Stock and options to purchase such Common Stock you hold pursuant to Section 6(b) of the Management Stockholder's Agreement dated November 1, 1999 (the Stockholder's Agreement) between you and KinderCare. This purchase will be effective as of your separation date of October 31, 2002. Note that share and purchase/exercise price numbers contained in this letter have been determined on a post split basis to reflect the stock split that was effective in August, 2002.

     Section 6(b) of the Stockholder's Agreement gives KinderCare an option to repurchase all of the 27,876 shares of KinderCare Common Stock you own at a price determined in accordance with Section 7(d) of the Stockholder's Agreement.
Section 7(d) of the Stockholder's Agreement provides that, prior to a public offering, the repurchase price will be $11.21 per share plus or minus any increase/decrease in Book Value Per Share since the Commencement Date, October 18, 1999. Book Value Per Share is defined in Section 7(f) of the Stockholder's Agreement and is determined as of the Repurchase Calculation Date (defined in Section 7(a)), which, in this case, would be September 30, 2002. We have determined that Book Value Per Share as of the Repurchase Calculation Date is $14.44, representing an increase of $3.23 per share. Our calculation of current Book Value Per Share is based upon the internal financial statements of the Company for the fiscal period ended September 20, 2002 and a summary of that calculation is attached. Based on the Book Value Per Share of $14.44, the purchase price for your shares will be $402,529.44, less the amount due on your promissory note in the current principal amount of $156,244.98 payable to KinderCare for a portion of the purchase price of the stock.

     Section 6(d) of the Stockholder's Agreement provides that, in connection with the repurchase of your stock, KinderCare will also pay to you an amount equal to the Option Excess

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Price with respect to termination of outstanding options. Section 8(b) of the
Stockholder's Agreement provides that all outstanding options will be automatically terminated upon such payment and defines Option Excess Price as the Section 6(b) repurchase price (the $14.44 Book Value Per Share determined as set forth above) less the option exercise price, which is $11.21 per share, multiplied by the number of Exercisable Option Shares. The number of Exercisable Option Shares is determined by looking at Article III of the Nonqualified Stock Option Agreement dated November 1, 1999, which indicates that 60% of the 69,690 option shares will be exercisable as of your separation date. Accordingly, KinderCare will pay you $135,059.22 with respect to the option shares.

     We will prepare appropriate transfer documentation dated as of October 31, 2002 for your signature. The current principal amount outstanding on your promissory note is $156,244.98. The interest accrued on that amount through October 31 will be $2,337.77, resulting in a total repayment obligation of $158,582.75. Please see the attached schedule supporting this calculation. Accordingly, KinderCare will pay to you a total of $379,005.91 with respect to your stock and options ($537,588.66 less the amount due on the note).

     Please let me know if you have any questions.

                                   Sincerely,



                                David J. Johnson
                                Chairman and CEO

Attachments
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